CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-141735, 333-131314, 333-134835 and 333-128173 on Form F-3 and Registration Statement Nos. 333-128875 and 333-128873 on Form S-8 of our report dated February 19, 2008, relating to the consolidated financial statements of Futuremedia PLC (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Futuremedia PLC’s ability to continue as a going concern), appearing in this Annual Report on Form 20-F of Futuremedia PLC for the year ended June 30, 2007.

/s/ Deloitte & Touche LLP
London, England
February 19, 2008